EXHIBIT 99.4
2006 Director Compensation
Lexington State Bank
LSB Bancshares, Inc.
LSB Bancshares, Inc. Board of Directors
•	$300 (cash) for each regular monthly meeting attended, paid at the time of the meeting; payable only to Directors who attend the meeting.

•	$300 for each regular monthly meeting scheduled for the year, converted into shares of LSB Bancshares, Inc. The total fees and the corresponding number of shares for the year are determined in the first quarter, and the shares are delivered to Directors at that time. If the Director’s service on the Board terminates for any reason prior to the payment of such shares, the fee is prorated based on the number of regular monthly meetings attended during the year. For a Director scheduled to retire during the year, the fee is prorated based on the number of regular monthly meetings prior to the scheduled retirement date. For a new Director, the fee is prorated based on the number of regular monthly meetings remaining in the year and is paid as soon as practicable after the Director’s election or appointment. The Director may defer this fee under the Comprehensive Equity Compensation Plan.

•	$5,000 annual retainer, converted into shares of LSB Bancshares, Inc. The number of shares is determined in the first quarter and the shares are delivered to the Director at that time. If the Director’s service on the Board terminates for any reason prior to the payment of such shares, the retainer is prorated based on the number of regular monthly meetings attended during the year. For a Director scheduled to retire during the year, the fee is prorated based on the number of regular monthly meetings prior to the scheduled retirement date. For a new Director, the retainer is prorated based on the number of full months remaining in the year after he assumes office, and is paid as soon as practicable thereafter. The Director may defer this retainer under the Comprehensive Equity Compensation Plan.

•	Total retainer and fees for regular meetings - $12,200 (assuming service for the entire year and attendance at all regular meetings).

•	$600 (cash) for each called special meeting attended, paid at the time of the meeting; payable only to Directors who attend the meeting.

•	Annual grant of equity awards to each non-employee director: 1,000 stock appreciation rights (settled in stock)
Lexington State Bank Board of Directors
•	Directors do not receive a separate retainer or separate regular meeting fees for service on the Lexington State Bank Board of Directors.

•	$600 (cash) for each called special meeting attended, paid at the time of the meeting; payable only to Directors who attend the meeting.

LSB Bancshares, Inc. Committee Chairman’s Fee
•	$1,000 (cash) annual retainer paid in the first quarter to each non-employee Director serving as Chairman of a standing committee of the LSB Bancshares, Inc.
LSB Bancshares, Inc. Standing Committees
•	$250 (cash) for each committee meeting attended, paid at the time of the meeting; payable only to Directors who attend the meeting.

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